Exhibit 16.1

[Deloitte & Touche LLP Letterhead]

January 19, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.	20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Bioenvision, Inc.’s Form 8-K dated January 17, 2006, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

New York, New York